Exhibit 99.1

This news release contains forward-looking statements, including statements regarding the completion of the Tender Offer. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the failure of the Tender Offer’s conditions to be satisfied or waived prior to the Tender Offer’s expiration; our inability, for whatever reason, to close on the Tender Offer and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2008, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Jabil Circuit, Inc. Announces Closing of $312.0 Million 7.75% Senior Notes

And Results to Date of Tender Offer

St. Petersburg, FL—August 11, 2009 - Jabil Circuit, Inc. (NYSE:JBL) announced today the closing of its offering of $312.0 million 7.75% senior unsecured notes due 2016 (the “Offering”). The Offering resulted in net proceeds to the Company, after deducting underwriting discounts and estimated expenses, of approximately $293.0 million.

Jabil also announced today that it has accepted for purchase $294.9 million aggregate principal amount of its 5.875% Senior Notes due 2010 (the “5.875% Notes”), or 98.3% of the total outstanding, which were validly tendered prior to the early tender deadline of 5:00 p.m., New York City time, on August 10, 2009 (the “Early Tender Deadline”), pursuant to Jabil’s previously announced cash tender offer (the “Tender Offer”). Jabil’s total obligations for the Tender Offer equal $305.4 million (the “Total Consideration”), and consist of: (i) $294.9 million of base consideration for the aggregate principal amount of the 5.875% Notes tendered pursuant to the Tender Offer; (ii) $1.3 million of accrued and unpaid interest on the tendered 5.875% Notes; and (iii) $9.2 million of early tender premium. Jabil used all of the Offering’s net proceeds, together with cash on hand, to pay the Total Consideration.

As previously announced, the Tender Offer will expire at 12:00 midnight, New York City time, on August 24, 2009, unless extended or earlier terminated. Also as previously announced, those who tender their 5.875% Notes prior to the expiration of the Tender Offer will receive any accrued and unpaid interest on the 5.875% Notes up to, but not including, the payment date, but only those who tendered their 5.875% Notes prior to the Early Tender Deadline received an early tender premium of $31.25 per $1,000 principal amount of the 5.875% Notes.

J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and RBS Securities Inc. acted as joint book-running managers for the Offering.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The Tender Offer is only being made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal, each dated as of July 28, 2009. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Jabil, the dealer manager, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 5.875% Notes in the Tender Offer.

Jabil has engaged J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and RBS Securities Inc. to act as dealer managers for the Tender Offer, IPREO to act as information agent for the Tender Offer and The Bank of New York Mellon Trust Company, N.A. to serve as depositary for the Tender Offer. Requests for documents may be directed to IPREO at (877) 746-3583 (toll free), or in writing to 111 River Street, 10th Floor, Hoboken, New Jersey, 07030, Attention: Aaron Dougherty. Questions regarding the offer may be directed to J.P. Morgan Securities Inc. at (800) 245-8812 (toll free) or (212) 270-3994 (collect); Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect); or RBS Securities Inc. at (877) 297-9832 (toll free) or (203) 897-6145 (collect).

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact:

Beth Walters

Vice President, Investor Relations

Jabil Circuit, Inc.

(727) 803-3349

investor_relations@jabil.com